Exhibit 99.1


            PATRIOT TRANSPORTATION HOLDING, INC./NEWS
            Contact:                 John E. Anderson
         Chief Executive Officer  904/963-5733, Ext. 3215
      ______________________________________________________

PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED SEPTEMBER 30, 2003.


Jacksonville, Florida; November 19, 2003 - Patriot Transportation
Holding, Inc. (NASDAQ-PATR) reported net income of $1,669,000 or $.56 per diluted share for the fourth quarter of fiscal year 2003, a increase of $361,000 or 27.6% when compared to the same quarter last year. Net income for fiscal 2003 was $4,575,000 or $1.49 per diluted share, a decrease of $1,080,000 or 19.1% from fiscal year 2002. Net income for the quarter and fiscal year ended September 30, 2003 was adversely affected by higher transportation risk insurance premiums and claims expense related to prior years' workers compensation occurrences.

FOURTH QUARTER OPERATING RESULTS. For the fourth quarter of Fiscal 2003, consolidated revenues were $27,157,000, an increase of $1,584,000 or 6.2% over the same quarter last year.

The transportation segment's revenues for the fourth quarter of Fiscal 2003 were $22,939,000, an increase of $1,258,000 or 5.8% over the same quarter last year. Approximately $859,000 of this increase was a result of a 5.0% increase in miles hauled in the fourth quarter of 2003 over the same quarter last year. The balance of the increase was primarily due to higher fuel surcharges billed to mitigate rising fuel costs. The increase in miles hauled resulted primarily from a 16.0% increase in miles in the flatbed operations from the same quarter last year.

Real estate revenues were $4,218,000 for the fourth quarter of Fiscal 2003, an increase of $326,000 or 8.4% from the fourth quarter of Fiscal 2002. Royalties from mining contracts increased $247,000 or 15.8% primarily resulting from an increase in tons mined partially offset by a decrease in average royalty rates compared to the same quarter last year. Lease revenues from flex office-warehouse properties increased $414,000 or 20.8%, primarily due to a 35.7% increase in average leased square feet and minimal rent increases. The real estate group had no property sales in the fourth quarter of 2003 compared to property sales of $335,000 in the fourth quarter of 2002.

Consolidated gross profit for the fourth quarter of 2003 was $4,704,000, a decrease of $347,000 or 6.9% from the fourth quarter of last year. Gross profit in the transportation segment decreased $440,000 or 17.1% primarily due to higher risk insurance premiums and claims expense related to prior years' workers compensation occurrences.

Gross profit in the real estate segment increased $93,000 or 3.8% from the fourth quarter of 2002 due to increased royalties from mining operations and improved gross profit from developed properties, partially offset by reduced profit from property sales.

Discontinued Operations. During the fourth quarter of 2003, a subsidiary of the Company sold a former mining property, located in St. Mary's County, Maryland for $1,836,000. According to the provisions of SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the property is considered a component of the entity, as defined by SFAS 144, and is therefore treated as a discontinued operation. A gain on disposal of the property of $657,000, net of income taxes, has been recorded as discontinued operations.


                     Continued
      ______________________________________________

1801 Art Museum Drive /  Jacksonville, Florida  32207 / (904) 396-5733

Net income was $1,669,000 or $.56 per diluted share for the fourth quarter of Fiscal 2003 compared to $1,308,000 or $.41 per diluted share for the same quarter last year.

FISCAL 2003 OPERATING RESULTS. Consolidated revenues for Fiscal 2003 were $103,303,000, an increase of 6.6% from $96,949,000 the previous year.

Transportation segment revenues were $87,996,000, an increase of $6,075,000 or 7.4% over last year. Transportation revenues increased $3,490,000 due to an increase in revenue miles, resulting from the new business generated from the May 2002 acquisition of the operating assets of Infinger Transportation, Inc. (Infinger) and internal growth, offset by the loss of a major customer in the first quarter of 2003. Of the remainder, $1,936,000 was due to an increase in billed fuel surcharges over last year, as a result of increased diesel fuel cost.

Real Estate revenues were $15,307,000, an increase of 1.9% over last year. The increase was primarily due to an 11.1% increase in rental revenue from developed properties partially offset by a 2.8% decrease in royalty revenues. Revenues from the Company's developed operations increased due to a 9.2% increase in average leased square feet, while royalty revenues from mining operations decreased because of completion of aggregate mining at two sites. Royalty revenues are expected to continue near the level experienced in 2003. Property sales in Fiscal 2003 were $68,000 versus $554,000 in Fiscal 2002.

Consolidated gross profit for Fiscal 2003 decreased 12.0% to $18,067,000 from $20,542,000 for the previous year.

Transportation gross profit was $9,040,000, a decrease of $2,638,000 or 22.6%, in 2003 compared to 2002. The decrease in gross profit was primarily due to a $2,964,000 or 32.6% increase in expenses related to higher insurance premiums and workers compensation claims. The Company will continue to focus on safety and to increase freight rates and volumes to offset the continuing increased insurance costs.

Real Estate gross profit excluding property sales increased $439,000 primarily due to the increase in rental revenues. Gross profit from property sales in Fiscal 2003 was $47,000 compared to $323,000 in Fiscal 2002.

Selling, general and administrative expenses for 2003 were comparable to 2002, decreasing 0.6% from $8,229,000 in Fiscal 2002 to $8,181,000 for Fiscal 2003.

The Company recorded an income tax provision of $2,505,000 in 2003, compared to a provision of $3,615,000 in 2002. The effective tax rate was 39% in both years.

Net income decreased 19.1% to $4,575,000 in Fiscal 2003 from $5,655,000 in 2002. Diluted earnings per share decreased 16.8% to $1.49 in Fiscal 2003 from $1.79 in 2002. Diluted total shares outstanding decreased 3.1% from 3,165,000 in 2002 to 3,066,000 in 2003 as a result of the repurchase and cancellation of 246,300 shares during the year.

OUTLOOK. Positive Real Estate development momentum should continue in the markets we serve, enhanced by what appears to be a recovering national economy at fiscal year end. An attractive low interest rate environment should further reinforce a positive outlook for real estate.

The Company's transportation business, assuming a recovering national economy, anticipates improved results. An intense focus on accident prevention will continue to be the number one priority at each company. Both Florida Rock & Tank Lines, Inc. and SunBelt Transport, Inc. will focus on increased equipment utilization and operating efficiencies. Freight rate increases will be pursued, and strategic expansion opportunities will be evaluated along the way.

Patriot Transportation Holding, Inc. is engaged in the transportation and real estate businesses. The Company's transportation business is conducted through two wholly owned subsidiaries. Florida Rock & Tank Lines, Inc. is a Southeastern transportation company concentrating in the hauling by motor carrier of liquid and dry bulk commodities. SunBelt Transport, Inc. serves the flatbed portion of the trucking industry in the Southeast, Midwest and Mid-Atlantic States, hauling primarily construction materials. The Company's real estate group, through subsidiaries, acquires, constructs, leases, operates and manages land and buildings to generate both current cash flows and long-term capital appreciation. The real estate group also owns real estate which is leased under mining royalty agreements or held for investment.

                             continued

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              PATRIOT TRANSPORTATION HOLDING, INC.
         Summary of Consolidated Revenues and Earnings
            (In thousands except per share amounts)



                                      Three Months 		Twelve Months
	     			        Ended		            Ended
				      September 30,		September 30,
                                    2003        2002	      2003	  2002
                                    ____	____	      ____	  ____

Net Sales		            $27,157	25,573        103,303	  96,949
Gross profit		             $4,704	 5,051         18,067     20,542
Income from continuing operations
  before income taxes		     $1,660	 2,025          6,423 	   9,270
Income from continuing operations    $1,012      1,308          3,918      5,655
Discounted operations, net of tax      $657          -            657          -
Net income                           $1,669      1,308          4,575      5,655
Earnings per common share:
   Basic                               $.57        .42           1.51       1.80
   Diluted                             $.56        .41           1.49       1.79
Weighted average shares outstanding
   Basic                              2,933      3,148          3,033      3,143
   Diluted                            2,985      3,166          3,066      3,165





              PATRIOT TRANSPORTATION HOLDING, INC.
                  Condensed Balance Sheets
                   (Amounts in thousands)


                                                  September 30,     September 30,
                                                      2003              2002
                                                      ____              ____

Cash and cash equivalents                           $     757               529
Cash held in escrow                                     1,795                 -
Accounts receivable, net                                7,332             7,343
Other current assets                                    4,081             3,618
Property, plant and equipment, net                    145,262           138,367
Other non-current assets                                5,989             5,606
                                                      _______           _______
     TOTAL ASSETS                                   $ 165,216           155,463
                                                      _______           _______
                                                      _______           _______

Current liabilities                                 $  11,220            11,972
Long-term debt (excluding current maturities)          57,816            47,290
Deferred income taxes                                  10,760            10,062
Other non-current liabilities                           7,391             6,979
Shareholders' equity                                   78,029            79,160
                                                      _______           _______
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY    $ 165,216           155,463


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              Patriot Transportation Holding, Inc.
                       Business Segments
                    (Amounts in thousands)

The Company has identified two business segments, Transportation and Real Estate. All of the Company's operations are located in the Southeastern and Mid-Atlantic states and each is managed separately along product lines. Operating results for the Company's business segments are as follows:


                                     Three Months Ended     Twelve Months Ended
                                        September 30,           September 30,
                                        _____________           _____________
                                     2003          2002     2003           2002
                                     ____          ____     ____           ____

Transportation Revenues              $22,939       21,681   87,996         81,921
                                      ______       ______   ______         ______
Real Estate Revenues:
   Royalties, rentals & other        $ 4,218        3,557   15,239         14,474
   Property sales                          -          335       68            554
                                       _____        _____   ______         ______
        Total                        $ 4,218        3,892   15,307         15,028
                                       _____        _____   ______         ______

Total Revenues                       $27,157       25,573  103,303         96,949
                                      ______       ______  _______         ______
                                      ______       ______  _______         ______

Transportation Operating Profit:
   Current operations                $   324          748    2,283          4,763
   Closed operations                       -           17       78            294
                                       _____        _____  _______         ______
       Total                         $   324          765    2,361          5,057

Real Estate Operating Profit (loss):
   Royalties, rentals & other        $ 2,565        2,258    8,980          8,541
   Property sales                          -          214       47            323
                                       _____        _____    _____         ______
       Total                         $ 2,565        2,472    9,027          8,864

Corporate Expenses                   $  (361)        (451)  (1,473)        (1,508)
                                       ______       ______  _______        _______

Total Operating Profit               $ 2,528        2,786    9,915         12,413
                                       _____        ______  _______        _______
                                       _____        ______  _______        _______



Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general business conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; regulations regarding driver qualifications and hours of service; freight demand for petroleum products and for building and construction materials in the Company's markets; risk insurance markets; demand for flexible warehouse/office facilities; interest rates; levels of mining activity; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

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